November 15,2001




                               EXHIBIT - NPFIB.FIL
                           FINANCIAL INSTITUTION BOND





An application for a Financial Institution Bond, standard form no. 14, has been filed with York Jersey Underwriters in Red Bank, New Jersey to cover $1,000,000 in assets. The proposed underwriter for the policy will be the Hartford Insurance Company. Copies of the approved document and the cancelled check paying for the coverage will be forwarded to the Commission as received.